Exhibit T3A.37

STATE OF DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE OF FORMATION	State of Delaware Secretary of State Division of Corporations Delivered 04:45 PM 02/11/2016 FILED 04:45 PM 02/11/2016 SR 20160764051 - File Number 5961574

First: The name of the limited liability company is                                                CBL/Penn Investments, LLC

Second: The address of its registered office in the State of Delaware is                     2711 Centerville Road, Suite 400                    in the City of Wilmington             . Zip code 19808          . The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                   .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 11th day of February, 2016.

By:
Authorized Person (s)

Name:	Mark S. Tenenbaum